Exhibit 10.7

Skillz Inc.

September 1, 2020

Ladies and Gentlemen:

Flying Eagle Acquisition Corp, a Delaware corporation (the “Issuer”), has proposed to enter into a definitive agreement (the “Definitive Agreement”) for a business combination with Skillz Inc., a Delaware corporation (the “Target”), pursuant to which the Issuer will acquire the Target on the terms and subject to the conditions set forth therein (the “Transaction”). As a condition to its willingness to enter into the Definitive Agreement, the Target has required the holder of the Issuer’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), named on the signature page hereof (“Holder”) to execute and deliver this Voting Agreement.

In consideration of the foregoing and the mutual acknowledgments, understandings, and agreements contained in this Voting Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Target and Holder hereby agree as follows:

1. Representations and Warranties of Holder. Holder represents and warrants that (a) it and/or certain of its controlled affiliates own beneficially as of the date hereof the number of shares of Class A Common Stock of the Issuer set forth below its signature on the signature page hereof that were originally included in eh units sold in the Issuer’s initial public offering (the “Public Shares”), and (b) Holder is not a party to any agreement or other arrangement inconsistent with the terms set forth in this Voting Agreement.

2. Agreement to Vote.  Holder irrevocably and unconditionally agrees that, at the special meeting of the stockholders of the Issuer to take place in connection with the Transaction or any other meeting of the stockholders of the Issuer (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), the Holder shall, and shall cause its controlled affiliates to:

(a)	when such meeting is held, appear at such meeting or otherwise cause the Public Shares to be counted as present thereat for the purpose of establishing a quorum;

(b)	vote, or cause to be voted at such meeting, all of the Public Shares in favor of the Transaction and any other matters necessary or reasonably requested by the Target for consummation of the Transaction;

(c)	vote, or cause to be voted at such meeting, all of the Public Shares against any alternative Business Combination (as such term is defined in the Second Amended and Restated Certificate of Incorporation of the Issuer) and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Transaction or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Issuer with respect to the Transaction; and

(d)	not enter into any agreement or other arrangement inconsistent with the terms set forth in this Voting Agreement.

This paragraph 2 shall apply until the earlier of (x) the date of the consummation of the Transaction and (y) the termination of the Definitive Agreement in accordance with its terms. The obligations of Holder specified in this paragraph 2 shall apply whether or not the Transaction or any action described above is recommended by the Board of Directors of the Issuer or the Board of Directors of the Issuer has previously recommended the Transaction but changed such recommendation.

3. Miscellaneous.

a. Holder acknowledges that the Target will rely on the representations, warranties, acknowledgments, understandings and agreements contained in this Voting Agreement and that this Voting Agreement is being delivered to Target to induce Target to enter into the Definitive Agreement. Holder agrees to promptly notify the Target if any of the representations, warranties, acknowledgments, understandings or agreements set forth herein are no longer accurate in all material respects.

b. The Target is entitled to rely upon this Voting Agreement and is irrevocably authorized to produce this Voting Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

c. Neither this Voting Agreement nor any rights that may accrue to Holder hereunder may be transferred or assigned. Neither this Voting Agreement nor any rights that may accrue to the Target hereunder may be transferred or assigned.

d. This Voting Agreement may not be modified, waived or terminated except by an instrument in writing, signed by the parties to this Voting Agreement.

e. This Voting Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

f. Except as otherwise provided herein, this Voting Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

h. If any provision of this Voting Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Voting Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

i. This Voting Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

j. Holder shall pay all of its own expenses in connection with this Voting Agreement and the transactions contemplated hereby.

k. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b)  when sent, with no mail undeliverable or other rejection notice, if sent by email, or (c) five (5) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i) if to Holder, to such address or addresses set forth on the signature page hereto;

(ii) if to the Target, to:

Skillz Inc.

Attention: Charlotte Edelman, VP of Legal

Email: cedelman@skillz.com

    legal@skillz.com

with a required copy to (which copy shall not constitute notice):

Winston & Strawn LLP

1901 L Street N.W.

Washington, D.C. 20036

Attn: Christopher Zochowski

   Steve Gavin

   Kyle Gann

Facsimile No.: (202) 282-5100

Email: czochowski@winston.com

    sgavin@winston.com

    kgann@winston.com

l. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Voting Agreement (including failing to take such actions as are required of them hereunder to consummate this Voting Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Voting Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, this being in addition to any other remedy to which they are entitled under this Voting Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Voting Agreement and without that right, none of the parties would have entered into this Voting Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Voting Agreement and to enforce specifically the terms and provisions of this Voting Agreement in accordance with this paragraph 3(l) shall not be required to provide any bond or other security in connection with any such injunction.

m. This Voting Agreement, and all claims or causes of action based upon, arising out of, or related to this Voting Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

n. Any claim, action, suit, assessment, arbitration or proceeding based upon, arising out of or related to this Voting Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such claim, action, suit, assessment, arbitration or proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of such claim, action, suit, assessment, arbitration or proceeding shall be heard and determined only in any such court, and agrees not to bring any claim, action, suit, assessment, arbitration or proceeding arising out of or relating to this Voting Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any claim, action, suit, assessment, arbitration or proceeding brought pursuant to this paragraph 3(n). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS VOTING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY

[Signature page follows.]

IN WITNESS WHEREOF, each of the Target and Holder has executed or caused this Voting Agreement to be executed by its duly authorized representative as of the date set forth below.

TARGET

SKILLZ INC.

By:
Name: Andrew Paradise
Title: CEO

[Signature page to Voting Agreement]

IN WITNESS WHEREOF, each of the Target and Holder has executed or caused this Voting Agreement to be executed by its duly authorized representative as of the date set forth below.

HOLDER

Accepted and Agreed:

Print Name of Holder:

By:
Name:
Title:

Number of Public Shares Owned:

Address for Notices:

Attention:

Email:

[Signature page to Voting Agreement]